EXHIBIT 10(l)




                            AMENDED AND RESTATED
                         REVOLVING CREDIT AGREEMENT
                                   [1995]







                                  Between


                           LILLY INDUSTRIES, INC.


                                    and


                       SOCIETY NATIONAL BANK, INDIANA








                        Dated as of January 27, 1995



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                             TABLE OF CONTENTS
                                                                  Page
     PREAMBLE . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     SECTION 1.  Definitions. . . . . . . . . . . . . . . . . . . . 1

     1.1       Defined Terms. . . . . . . . . . . . . . . . . . . . 1
     1.2       Accounting Terms . . . . . . . . . . . . . . . . . . 9
     1.3       Other Definitions; Singular and Plural . . . . . . . 9

     SECTION 2.  Credit . . . . . . . . . . . . . . . . . . . . . . 9

     2.1       Commitment; Termination of Prior Revolving
                 Credit Agreement . . . . . . . . . . . . . . . . . 9
     2.2       Interest . . . . . . . . . . . . . . . . . . . . . . 10
     2.3       Payments of Principal and
                 Interest . . . . . . . . . . . . . . . . . . . . . 10
     2.4       Use of Proceeds. . . . . . . . . . . . . . . . . . . 10
     2.5       Method of Advance. . . . . . . . . . . . . . . . . . 10
     2.6       Conversion of Advances . . . . . . . . . . . . . . . 11
     2.7       Method of Payment. . . . . . . . . . . . . . . . . . 12
     2.8       Prepayment . . . . . . . . . . . . . . . . . . . . . 13
     2.9       Computations of Interest . . . . . . . . . . . . . . 13
     2.10      Additional Costs . . . . . . . . . . . . . . . . . . 13
     2.11      Commitment Fees  . . . . . . . . . . . . . . . . . . 14
     2.12      Reductions of Revolving Credit
                 Commitment . . . . . . . . . . . . . . . . . . . . 14

     SECTION 3.  Conditions Precedent . . . . . . . . . . . . . . . 14

     3.1       Conditions Precedent to the
                 Initial Advance of the Loan. . . . . . . . . . . . 14
     3.2       Conditions to Subsequent Advances. . . . . . . . . . 15

     SECTION 4.  Representations and Warranties . . . . . . . . . . 16

     4.1       Corporate Existence. . . . . . . . . . . . . . . . . 16
     4.2       Corporate Powers . . . . . . . . . . . . . . . . . . 16
     4.3       Power of Officers. . . . . . . . . . . . . . . . . . 16
     4.4       Government and Other Approvals . . . . . . . . . . . 16
     4.5       Compliance with Laws;
                 Environmental Matters. . . . . . . . . . . . . . . 16
     4.6       Enforceability of Agreement. . . . . . . . . . . . . 17
     4.7       Litigation . . . . . . . . . . . . . . . . . . . . . 17
     4.8       Events of Default. . . . . . . . . . . . . . . . . . 17
     4.9       Investment Company Act of 1940 . . . . . . . . . . . 17
     4.10      Financial Information  . . . . . . . . . . . . . . . 17
     4.11      ERISA  . . . . . . . . . . . . . . . . . . . . . . . 18
     4.12      Full Disclosure. . . . . . . . . . . . . . . . . . . 18
                                   - i -
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                                                                  Page


     SECTION 5.  Covenants . . . . . . . . . . . . . . . . . . . . 18

     5.1       Use of Proceeds . . . . . . . . . . . . . . . . . . 18
     5.2       Maintain Existence, Etc.. . . . . . . . . . . . . . 18
     5.3       Financial Statements, Etc.. . . . . . . . . . . . . 18
     5.4       Adequate Books  . . . . . . . . . . . . . . . . . . 19
     5.5       Leverage Ratio  . . . . . . . . . . . . . . . . . . 19
     5.6       Current Ratio . . . . . . . . . . . . . . . . . . . 19
     5.7       Cash Flow Coverage Ratio  . . . . . . . . . . . . . 20
     5.8       Net Worth . . . . . . . . . . . . . . . . . . . . . 20
     5.9       Hazardous Materials . . . . . . . . . . . . . . . . 20
     5.10      Mergers, Etc. . . . . . . . . . . . . . . . . . . . 20
     5.11      Liens . . . . . . . . . . . . . . . . . . . . . . . 20
     5.12      Notice of Default . . . . . . . . . . . . . . . . . 20
     5.13      Indebtedness. . . . . . . . . . . . . . . . . . . . 21
     5.14      Insurance . . . . . . . . . . . . . . . . . . . . . 21
     5.15      No Material Adverse Change  . . . . . . . . . . . . 21
     5.16      Margin Rules. . . . . . . . . . . . . . . . . . . . 21

     SECTION 6.  Default and Remedy. . . . . . . . . . . . . . . . 21

     6.1       Events of Default . . . . . . . . . . . . . . . . . 21
               6.1.1     Nonpayment. . . . . . . . . . . . . . . . 21
               6.1.2     Representation or Warranty. . . . . . . . 21
               6.1.3     Other Defaults. . . . . . . . . . . . . . 21
               6.1.4     Voluntary Bankruptcy. . . . . . . . . . . 21
               6.1.5     Involuntary Bankruptcy. . . . . . . . . . 22
               6.1.6     Cross Default . . . . . . . . . . . . . . 22
               6.1.7     Adverse Judgments . . . . . . . . . . . . 22
     6.2       Remedy  . . . . . . . . . . . . . . . . . . . . . . 22

     SECTION 7.  Miscellaneous . . . . . . . . . . . . . . . . . . 23

     7.1       Notices . . . . . . . . . . . . . . . . . . . . . . 23
     7.2       Successors and Assigns. . . . . . . . . . . . . . . 23
     7.3       Participation and Assignments . . . . . . . . . . . 23
     7.4       Amendments and Waivers. . . . . . . . . . . . . . . 24
     7.5       Costs and Expenses. . . . . . . . . . . . . . . . . 24
     7.6       Entire Agreement. . . . . . . . . . . . . . . . . . 24
     7.7       Governing Law . . . . . . . . . . . . . . . . . . . 24
     7.8       Section Headings. . . . . . . . . . . . . . . . . . 24
     7.9       Severability  . . . . . . . . . . . . . . . . . . . 24
     7.10      Indemnity . . . . . . . . . . . . . . . . . . . . . 24
     7.11      Jury Trial Waiver . . . . . . . . . . . . . . . . . 25
     Schedule 1     Permitted Liens
     Exhibit A      Revolving Credit Note
     Exhibit B      Opinion of Counsel to Borrower

                            AMENDED AND RESTATED
                         REVOLVING CREDIT AGREEMENT
                       Society National Bank, Indiana
                                   [1995]

          THIS AGREEMENT, is made as of the 27th day of January, 1995, between LILLY INDUSTRIES, INC., an Indiana corporation (the
     "Borrower") and Society National Bank, Indiana, a national banking association (the "Bank");


                                 SECTION 1

                                Definitions

          1.1  Defined Terms.  As used herein:

          "Additional Costs" shall have the meaning ascribed in
     Section 2.10.

          "Advance" means a disbursement of proceeds of a Loan.

          "Affiliate" means, with respect to any Person, any other Person (including, but not limited to, each officer and director of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. (A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.)

          "Agreement" means this Revolving Credit Agreement [1995], as the same may be amended from time to time.

          "Applicable Margin" means as to a Eurodollar Rate Advance
     (a) 43.75 basis points if the Cash Flow Coverage ratio is 1.3:1.0 or greater or (b) 56.25 basis points if the Cash Flow Coverage Ratio is less than 1.3:1.0.

          "Base Rate" means that rate of interest established from time to time by the Bank as the Bank's Prime Rate whether or not such rate is publicly announced, which rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

          "Business Day" means a day other than a Saturday, Sunday or other day on which the Bank is open for the conduct of its general banking business and, if the applicable day relates to any Eurodollar Rate Advance, or notice with respect to any Eurodollar Rate Advance, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

          "Cash Flow Coverage Ratio" means, as of the date of determination, (a) the sum of (i) net income after taxes, plus
     (ii) income tax expense, plus (iii) interest expense, plus (iv) depreciation, amortization and other non-cash expenses; divided by (b) the sum of (i) income tax expense, plus (ii) interest expense, plus (iii) current maturities of long term debt, plus
     (iv) cash dividends, plus (v) additional Investments in treasury stock, for the four (4) fiscal quarters immediately preceding such date all as determined by reference to the financial statements furnished to the Bank from time to time pursuant to
     Section 5.3.

          "Commitment" means the obligation of the Bank to make Loans during the Commitment Period up to a maximum aggregate principal amount outstanding at any time of $15,000,000.

          "Commitment Period" means the period from the date hereof through June 30, 1996, unless extended or renewed by a prior written agreement executed by the Borrower and the Bank (it being understood that, if so agreed by the Borrower and the Bank, the Commitment Period shall be considered for extension annually and shall be extended for successive 2-year periods).

          "Compliance Certificate" means a Compliance Certificate in a form prescribed by the Bank, establishing Borrower's compliance with the terms and conditions of this Agreement.

          "Consolidated" means: (a) when used herein with reference to financial statements, ratios, assets or liabilities, that any calculations have been made by consolidating the assets, liabilities, income, expenses, and cash flows of a Person and its Consolidated Subsidiaries after eliminating all intercompany items and making such adjustments as required by GAAP; and (b) when used herein with reference to a Subsidiary of a Person, a Subsidiary, the financial statements of which have been or, in accordance with GAAP, are required to be presented together on a Consolidated basis with those of such Person.

          "Consolidated Net Worth" means the excess of total assets over total liabilities and reserves of a Person and its Consolidated Subsidiaries, computed on a Consolidated basis in accordance with GAAP consistently applied.

          "Consolidated Tangible Net Worth" means, with respect to any Person, such Person's Consolidated Net Worth, less:

              (a) Goodwill (including the unallocated excess purchase cost of assets acquired in a transaction accounted for as a purchase over the aggregate fair market value thereof on the date of acquisition), patents, trademarks, trade names, copyrights, franchises, deferred charges, (including unamortized debt discount and expense, deferred research and development expenses and organizational costs), treasury stock and all other items that would be treated as intangible assets under GAAP; and

              (b) Any write-up of the book value of any asset of such Person or any of its Consolidated Subsidiaries other than a write-up in accordance with GAAP of assets of a Subsidiary of such Person in connection with the acquisition of such Subsidiary by such Person.

         "Consolidated Total Liabilities" means the excess of (a) total assets of a Person and its Consolidated Subsidiaries, over
     (b) Consolidated Net Worth, computed on a Consolidated basis in accordance with GAAP consistently applied.

         "Conversion Date" means any date specified on which Borrower elects to convert an Advance of any type to an Advance of another type.

         "Current Assets" means, as to any Person, the aggregate book value of all assets which would be classified as current assets of such Person in accordance with GAAP after making adequate reserves in each case where a reserve is proper in accordance with GAAP.

         "Current Liabilities" means, as to any Person, all Indebtedness of such Person maturing on demand or within one (1) year after the date on which such determination is made and all other items (including estimated accrued taxes) which would be classified as current liabilities in accordance with GAAP.

         "Default" means an event, which with notice or lapse of time or both, would become an Event of Default.

         "Deposit Account" means Borrower's checking account at the Bank.

         "Dollars" and the sign "$" shall mean the lawful money of the United States of America.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and all the rules and regulations promulgated pursuant thereto, as amended from time to time.

         "ERISA Event" means, as to any Person, (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for thirty (30)-day notice to the PBGC under such regulations); or (b) the withdrawal of such Person or any member of its controlled group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under
     Section 4041 of ERISA; or (d) the institution of proceedings to terminate a Plan by the PBGC; or (e) a transaction that occurs on or after April 7, 1986 and that is reasonably likely to be subject to Section 4060 of ERISA without regard to the termination date, if any, of any former Plan; or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or to result in the imposition of any liability under Title IV of ERISA.

         "Eurocurrency Liabilities" has the meaning ascribed to such term in Regulation D of the Federal Reserve Board, as in effect from time to time.

         "Eurodollar Rate" means, for each Interest Period for a Eurodollar Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined pursuant to the following formula:

         Eurodollar Rate =                  LIBOR
                           -------------------------------------
                           1.00 - Eurodollar Reserve Percentage

     Where,

              "Eurodollar Reserve Percentage" means, for each Interest Period in respect of a Eurodollar Rate Advance, the maximum reserve percentage in effect on the date LIBOR for such Interest Period is determined under regulations (whether or not applicable to Bank) issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period; and

              "LIBOR" means, for each Interest Period in respect of a Eurodollar Rate Advance, the rate of interest determined and quoted by the Bank to be the rate of interest at which Dollar deposits for such Interest Period, and in an amount approximately equal to the principal amount of the Eurodollar Rate Advance to be made or maintained by the Bank during such Interest Period would be offered to major banks in the London interbank market at their request at or about 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period.

         "Eurodollar Rate Advance" means the amount of an Advance on which interest is or is to be calculated with reference to the Eurodollar Rate.

         "Event of Default" means any event set forth in Section 6 hereof.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on over night Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such date, as published for such date (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of Chicago, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Indianapolis time) on such day on such transactions received by the Bank from three (3) Federal funds brokers of recognized standing selected by the Bank in its sole discretion.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

         "Floating Rate" means, for any day, a rate of interest per annum equal to the greater of (a) the Base Rate for such day or
     (b) the Federal Funds Effective Rate for such day plus 100 basis points.

         "Floating Rate Advance" means the amount of an Advance on which interest is or is to be calculated with reference to the Floating Rate.

         "Fiscal Year" means a year commencing December 1 and ending
     November 30.

         "Fixed Assets" means land, buildings, property and equipment.

         "GAAP" means generally accepted accounting principles in the United States of America from time to time as promulgated by the Financial Standards Accounting Board and recognized and interpreted by the American Institute of Certified Public Accountants; provided, however, that in the determination of the Borrower's compliance with Sections 5.5 through 5.8 hereof, the effect of FASB 106 shall be disregarded.

         "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material defined as such in or for the purpose of the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste or material, as now or at any time hereafter in effect.

         "Indebtedness" means as to any Person (a) all indebtedness or other obligations of a Person for borrowed money or for the deferred purchase price of property or services; (b) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which the subject Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the subject Person is liable, contingently or otherwise, including, without limitation, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss; (c) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property owned by the subject Person, whether or not the subject Person has assumed or become liable for the payment of such indebtedness or obligations; and (d) capitalized lease obligations of such Person.

         "Interest Period" means:

              (a) With respect to each Eurodollar Rate Advance, the period commencing on the Business Day such Advance is disbursed or on the Conversion Date on which an Advance is converted to such Eurodollar Rate Advance and ending either on the date thirty (30), sixty (60), ninety (90), one hundred twenty (120) or one hundred eighty (180) days thereafter, as selected by Borrower pursuant to Section
         2.5 hereof; provided, however, that:
                      (i)  In the case of the continuation of
              a Eurodollar Rate Advance, the Interest Period applicable after the continuation of such Advance shall commence on the last day of the preceding Interest Period; and
                    (ii)  Any Interest Period which would
              otherwise end on a day which is not a Business
              Day shall be extended to the next succeeding
              Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

              (b) With respect to each Negotiated Rate Advance, the period commencing on the Business Day such Advance is disbursed and ending on the date specified in the Request for such Negotiated Rate Advance.

         "Interest Period Payment Date" means the first day of each calendar month.

         "Investment" means (a) any loan, advance, guarantee, extension of credit (other than in the ordinary course of business to trade customers) or contribution of capital to any Person or the purchase of any Persons' notes, stock, bonds or other securities; (b) advances to employees of a Person other than advances for the purpose of defraying travel, relocation or business expenses in the ordinary course of business; and (c) any capital, property, or services contributed or committed to be contributed to a Person in connection with the purchase of debt, equity or other ownership interest.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to provide any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof, or any filing or agreement to file a financing statement as debtor on any property leased under a lease which is not in the nature of a conditional sale or title retention agreement.

         "Loan Documents" means, collectively, this Agreement, the Note and each other document now or hereafter executed by the Borrower in favor of the Bank governing, evidencing or otherwise related to the Obligations.

         "Loans" means the revolving loans made by the Bank to the Borrower from time to time pursuant to Section 2.1 hereof in the maximum aggregate principal amount of $15,000,000 in accordance with the Commitment, including any extensions or renewals thereof.

         "Negotiated Rate" means a fixed rate per annum which is offered to Borrower by the Bank in its sole discretion and which is accepted by Borrower.

         "Negotiated Rate Advance" means the amount of an Advance on which interest is or is to be calculated with reference to a Negotiated Rate.

         "Note" means the Revolving Credit Note in the form attached hereto as Exhibit A in the maximum aggregate principal amount of $15,000,000 (or so much thereof as may be advanced or outstanding from time to time) executed by the Borrower in favor of the Bank.

         "Obligations" means all obligations, indebtedness and liabilities of Borrower under the Loan Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation created under Section 4002(a) of ERISA or any successor thereto.

         "Permitted Liens" means:

              (a) Liens (i) for taxes not yet due or (ii) which are being actively contested in good faith by appropriate proceedings (in a manner sufficient to prevent enforcement of the matter under contest) as to which adequate reserves have been set aside in an amount determined in accordance with GAAP;

              (b) Liens incidental to the conduct of the business of the Borrower and its Consolidated Subsidiaries or the ownership of their respective owned properties and assets which were not incurred in connection with the incurring of Indebtedness, and which do not materially detract from the value of such property or assets or impair the use thereof in the operation of the Borrower's or such Subsidiaries' business;

              (c) Liens on property or assets of a Subsidiary of the Borrower to secure obligations of such Subsidiary to the Borrower or another Subsidiary of the Borrower;

              (d) Liens on the properties and assets acquired by the Borrower or of any Subsidiary of the Borrower subsequent to the date hereof, which Liens pre-exist the date of such acquisition;

              (e) Liens on properties or assets of the Borrower and its Consolidated Subsidiaries, which properties and assets do not exceed Ten Percent (10%) of the total tangible assets of the Borrower and its Consolidated Subsidiaries; and

              (f)  As set forth on Schedule 1 hereto.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agent or instrumentality thereof.

         "Plan" means any defined benefit plan maintained or contributed to by Borrower or any of its Subsidiaries or by any trade or business (whether or not incorporated) under common control with Borrower or any of its Subsidiaries as defined in
     Section 4001(b) of ERISA and insured by the PBGC under Title IV of ERISA.

         "Prior Revolving Credit Agreement" means the Revolving Credit Agreement [1993], dated October 6, 1993, between Lilly
     Industries, Inc., an Indiana corporation and Society National Bank, Indiana, a national banking association.

         "Regulatory Change" shall have the meaning ascribed in
     Section 2.10.

         "Reportable Event" shall be as defined in ERISA.

         "Request" shall have the meaning ascribed in Section 2.5 hereof.

         "Subsidiary" of a Person means any corporation of which such Person owns or otherwise controls, directly or indirectly, more than 50% of the total voting securities thereof, and shall include any such corporation which becomes a Subsidiary of such Person after the date hereof.

         "Termination Date" means July 1, 1996.

         "Wholly-Owned Subsidiary" means a Consolidated Subsidiary of a Person, 100% of the voting securities of which is owned or controlled by such Person.

         1.2 Accounting Terms. All accounting terms used herein and not used herein and not expressly defined herein shall (unless otherwise expressly indicated) have the respective meanings given to them in accordance with GAAP. All financial computations made under this Agreement for the purpose of determining compliance with the financial requirements of this Agreement shall be made on a Consolidated basis and shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP consistently applied. In determining the value of assets, Investments in Persons other than Consolidated Subsidiaries shall be determined on the basis of the lesser of cost or the book value of such Person on the date of determination.

         1.3 Other Definitions; Singular and Plural. The terms defined in the preamble of this Agreement and used herein shall have the meanings ascribed in the preamble hereof. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                 SECTION 2

                                   Credit

         2.1 Commitments; Termination of Prior Revolving Credit Agreement. Subject to the terms and conditions hereof, the Bank agrees to make Loans to the Borrower from time to time during the Commitment Period in a principal amount not in excess of the unborrowed portion of the Commitment on the borrowing date. During the Commitment Period, the Borrower may use the Commitment by borrowing, prepaying the Loans, in whole or in part, and reborrowing, all subject to, and in accordance with, the terms and conditions hereof. The Loans shall be evidenced by the Note.

         This Agreement completely amends and supersedes the Prior Revolving Credit Agreement. The Prior Revolving Credit Agreement is hereby terminated, shall be of no further force or effect and none of the parties thereto shall have any further liabilities or obligations with respect thereto. All promissory notes executed and delivered in connection with the Prior Revolving Credit Agreement shall be cancelled by the Bank and delivered to the Borrower.

         2.2 Interest. Prior to maturity or the occurrence of an Event of Default, the principal amount of the Loans shall bear interest at the election of the Borrower at any of the following rates (a) a per annum rate equal to the Eurodollar Rate, plus the Applicable Margin; (b) at a per annum rate equal to the Floating Rate; or (c) at a Negotiated Rate. After maturity or the occurrence of an Event of Default, interest shall be calculated in accordance with Section 2.9

         2.3 Payments of Principal and Interest. Interest only on the outstanding Advances of the Loans from time to time shall be due and payable on the Interest Period Payment Date throughout the term of the Commitment Period. Unless sooner paid, the Borrower shall make principal payments in an amount sufficient that the outstanding principal balance of the Loans shall not exceed the Commitment. Unless the Loans are sooner paid by the Borrower or extended by the Bank in its sole discretion, the entire principal balance of the Loans, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on July 1, 1996.

         2.4 Use of Proceeds. The proceeds of the Loans shall be used to fund the general working capital of the Borrower and its Subsidiaries (including, but not limited to, the construction or purchase of Fixed Assets) and for acquisition purposes.

         2.5  Method of Advance.  Subject to the provisions of Section
     2.1:
              (a) Advances of the Loans shall be made available to Borrower prior to the Termination Date, provided the Bank receives, at the time and in accordance with the terms of this Section, a request ("Request") specifying the amount of the Advance, the interest rate election of Borrower related thereto and, if appropriate, the Interest Period related thereto. Requests may be made by telephone, and the Bank may rely, without further inquiry, on such telephonic Requests as the act of Borrower through an authorized representative; provided, however, that the Bank may require telephonic or other oral requests to be followed immediately by a written Request. Notwithstanding anything to the contrary contained in the definition of "Interest Period", the Borrower may not select an Interest Period with respect to any Advance which ends after the Termination Date.

              (b) Each Request shall constitute a representation and warranty by the Borrower that no Default or Event of Default has occurred and is continuing or would result from the making of the requested Advance and that the requested Advance shall not cause the principal balance of the Loans to exceed the Commitment.

              (c) Each Request, which shall be irrevocable once received, must be received by the Bank not later than 11:00 A.M. (Indianapolis time), (i) on the date such Advance is to be made, if such Advance is to be made as a Negotiated Rate Advance or a Floating Rate Advance, and (ii) three (3) Business Days prior to the date such Advance is to be made, if such Advance is to be an Eurodollar Rate Advance. Prior to 11:00 A.M. (Indianapolis time) on the second (2nd) Business Day prior to the date such Advance is to be made, the Bank will, through designated employees, quote the Eurodollar Rate. The Borrower shall then have until 1:00 P.M. (Indianapolis time) on that same Business Day of the quote by the Bank to execute its option to elect the Eurodollar Rate.

              (d) All Advances shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 and shall be made by credit to the Deposit Account.

              (e) All notices (including Requests) made by Borrower to the Bank and received by the Bank after 11:00 A.M. (Indianapolis time) (or such other time as is specified in any Section hereof) on a Business Day shall be deemed received on the next succeeding Business Day.

              (f) If the Borrower fails to give timely notice of its interest rate election pursuant to this Section 2.5, or if the Borrower and the Bank do not agree on a Negotiated Rate, Borrower shall be deemed to have selected the Floating Rate.

              (g) All Advances by the Bank and payments by the Borrower shall be recorded by the Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined from the books and records of the Bank. The books and records of the Bank shall be presumed prima facie correct as to such matter. Any statement of a the Bank to the Borrower setting forth the Borrower's account regarding the Advances and payments shall be considered true and correct and binding on the Borrower unless the Bank is notified in writing of any discrepancy or exception within thirty (30) days from the date of mailing such monthly statement. Notwithstanding the foregoing, the failure to make, or an error in making, a notation with respect to any Advance shall not limit or otherwise affect the obligation of the Borrower hereunder.

         2.6 Conversion of Advances. Borrower may, upon receipt by the Bank of a Request not later than 11:00 A.M. (Indianapolis time) three (3) Business Days prior to the applicable Conversion
     Date:

              (a) Elect to convert on any Business Day any Floating Rate Advance into an Advance of any other type;

              (b) Elect to convert upon expiration of any Interest Period, any Eurodollar Rate Advance or Negotiated Rate
         Advance maturing at the end of such Interest Period into an Advance of any other type; or

              (c) Elect to renew, upon expiration of any Interest Period, any Eurodollar Rate Advance maturing at the end of such Interest Period by selecting the duration of the next Interest Period thereof; provided, however, that if any Eurodollar Rate Advance shall have an outstanding principal balance of less than $1,000,000, the Eurodollar Rate Advance subject to renewal shall automatically convert to a Floating Rate Advance and after such date the right of Borrower to continue any such Advance as a Eurodollar Rate Advance shall terminate.

     If upon the expiration of any Interest Period applicable to a Eurodollar Rate Advance, Borrower has failed to select a new Interest Period to be applicable to such Advance as the case may be, Borrower shall be deemed to have elected to convert such Advance into a Floating Rate Advance effective as of the expiration of the then current Interest Period. Notwithstanding any other provision of this Agreement:


              (aa) If Borrower desires to convert any Advance to a Eurodollar Rate Advance or continue or renew any Eurodollar Rate Advance at the expiration of an Interest Period, the provisions of Section 2.5(c) shall apply; and

              (bb) In the event that the Bank determines (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Eurodollar Interest Period at a time when a Eurodollar Rate is requested or when the outstanding balance of Advances under the Loans is being maintained at the Eurodollar Rate, the Bank shall forthwith give notice of such determination, confirmed in writing, to the Borrower (if such confirmation is requested by the Borrower), whereupon the selection of an Eurodollar Rate shall be prohibited, and if the Borrower and the Bank are unable to agree on a Negotiated Rate, the outstanding principal balance of Advances under the Loans then bearing interest at the Eurodollar Rate shall be converted, on the last day of the then current Eurodollar Interest Period, to the Floating Rate.

         2.7 Method of Payment. All payments of principal and interest on the Note shall be made without setoff or counterclaim by the Borrower to the Bank at its main office in Indianapolis, Indiana, by 11:30 A.M. (Indianapolis time) on the date when due. All sums received after such time shall be deemed received on the next Business Day. Any payment due on a day that is not a

     Business Day shall be made on the next Business Day. The Bank is hereby authorized by the Borrower to debit the Deposit Account for each payment of principal or interest under the Loans as it becomes due. All payments with respect to the Loans shall be payable in funds available for the Bank's immediate use at Indianapolis, Indiana, and no payment will be considered to have been made until received in such funds. All payments received on account of any of the Loans will be applied first to the satisfaction of any interest which is then due and payable, and to principal only after all interest which is due and payable has been satisfied.

         2.8 Prepayment. The Borrower may prepay any Floating Rate Advance in whole or in any multiple at any time, and from time to time, without notice, premium or penalty. The Borrower may not prepay any Eurodollar Rate Advance or Negotiated Rate Advance at any time prior to the last day of the Interest Period applicable thereto.

         2.9 Computations of Interest. All computations of interest and fees under this Agreement shall be made on the basis of a 360-day year and calculated for the actual number of days elapsed. Any change in the rate of interest on any Floating Rate Advance occasioned by a change in the Base Rate or Federal Funds Effective Rate shall be effective on the same day as the change in Base Rate or the Federal Funds Effective rate, as the case may be. Interest shall accrue on any principal balance outstanding from and including the date of disbursement to, but excluding, the date on which such principal balance is repaid. Notwithstanding anything to the contrary herein contained, all principal hereunder not paid when due, whether by lapse of time or by acceleration, shall bear interest after maturity at a per annum rate equal to Two Percent (2%) above the otherwise applicable rate.

         2.10 Additional Costs. Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines is attributable to its making or maintaining any Eurodollar Rate Advance hereunder or its obligation to make any Advance hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note in respect of any such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs") resulting from any change after the date of this Agreement in federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental authority charged with the administration thereof ("Regulatory Change"), which: (a) changes the basis of taxation of any amounts payable to the Bank under this Agreement in respect of any Advance (other than taxes imposed on the overall net income of the Bank); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of the Bank; or (c) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). The Bank will notify Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation under this Section
     2.10 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by the Bank for the purposes of this Section 2.10 of the effect of any Regulatory Change on its cost of making or maintaining any Loan or on amounts receivable by or in respect of any Loan, and of the additional amounts required to compensate Bank in respect of Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis and the Bank provides Borrower with its calculations of Additional Costs.

         2.11 Commitment Fee. Borrower shall pay to the Bank a commitment fee equal to three-sixteenths (3/16) of one percent (1%) per annum on the maximum amount of the Commitment, which fee shall be due and payable quarterly in advance, within fifteen
     (15) days of receipt by the Borrower of an invoice therefor.

         2.12 Reductions of Revolving Credit Commitment. The Borrower shall have the right to terminate or reduce the aggregate amount of the Commitment at any time or from time to time, provided that (a) the Borrower shall give notice of each such termination or reduction in the manner provided in Section 7.1; (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and integral multiples of $100,000;
     (c) the aggregate Commitment shall not be reduced to an amount less than the outstanding principal balance of the Revolving Credit Loans; and (d) the Commitment once terminated or reduced may not be reinstated without the prior written approval of the Bank.


                                 SECTION 3

                            Conditions Precedent


         3.1 Conditions Precedent to the Initial Advance of the Loan. In addition to the requirements set forth in Section 3.2, the obligations of the Bank to make the initial Advance is subject to the condition precedent that the following shall have been delivered to the Bank in form and substance satisfactory to the
     Bank:

              (a) Organic Documents. A copy of the articles of incorporation and by-laws, including all amendments thereto, of Borrower, certified by the Secretary or an Assistant Secretary as being in full force and effect on the date hereof.

              (b) Corporate Resolutions. Copies of resolutions passed by the Board of Directors of Borrower, certified by the Secretary or Assistant Secretary of Borrower, as applicable, as being in full force and effect on the date hereof.

              (c) Loan Documents. The Loan Documents duly executed by Borrower.

              (d)  Certificate of Existence.  A Certificate of
         Existence or Good Standing for Borrower in the jurisdiction of its incorporation certified by the Secretary of State or other appropriate official of such jurisdictions.

              (e) Opinion of Counsel. The favorable written opinion of counsel to Borrower, dated as of the date hereof, substantially in the form and of the substance attached hereto as Exhibit B.

              (f) Other Evidence Bank May Require. Such other documents or evidence as the Bank may reasonably request in writing in order to consummate the transactions contemplated hereby or to evidence the taking of all necessary actions in any proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

              (g) Expenses. Payment of the expenses of the Bank described in Section 7.5 for which Borrower has received proper invoices or requests for payment.

         3.2 Conditions to Subsequent Advances. The obligations of the Bank to make any Advance after the date hereof is subject to the following conditions precedent:

              (a)  The representations and warranties contained in
         Section 4 shall be true and correct and no Default or Event of Default shall have occurred and be continuing;

              (b)  The Bank shall have received a Request;

              (c) All fees, expenses and other amounts due and payable to or for the benefit of the Bank under the Loan
         Documents shall have been paid; and

              (d) The aggregate outstanding principal balance of the Loans, after giving effect to the requested Advance, may not exceed the Commitment.

                                 SECTION 4

                       Representations and Warranties


         Borrower represents and warrants to the Bank on the date hereof, and shall be deemed to have made such representations and warranties to Bank on the date of each Advance hereunder, that:

         4.1 Corporate Existence. Borrower and each of its Consolidated Subsidiaries is a corporation duly organized and existing under the laws of the jurisdiction of its incorporation, and is duly qualified as a foreign corporation and is properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would have a material adverse effect on its business, properties or conditions (financial or otherwise).

         4.2 Corporate Powers. The execution, delivery and performance of the Loan Documents by Borrower are within Borrower's corporate powers, have been duly authorized by all requisite corporate action, and are not in conflict with the terms of any charter, by-laws or other organization papers of Borrower, or any instrument or agreement to which Borrower is a party or by which Borrower is bound or affected.

         4.3 Power of Officers. The officers of Borrower executing the Loan Documents and any certificate, instrument or agreement required to be delivered by Borrower thereunder have been duly elected or appointed and were fully authorized to execute the same at the time such agreement, certificate or instrument was executed.

         4.4 Government and Other Approvals. No approval, consent, exemption or other action by, notice to or filing with, any governmental authority which has not been obtained is necessary in connection with the execution, delivery or performance by Borrower of the Loan Documents.

         4.5 Compliance with Laws; Environmental Matters. To the best of Borrower's knowledge, there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority specifically directed to Borrower or any of its Consolidated Subsidiaries and binding on Borrower or any of its Consolidated Subsidiaries which would be contravened by the execution, delivery or performance of the Loan Documents. Borrower and each of its Consolidated Subsidiaries is in material compliance with all material laws and regulations, including all material requirements of applicable federal, state and local environmental, health and safety statutes and regulations and to the best of Borrower's knowledge, neither it nor any of its Consolidated Subsidiaries, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any

     Hazardous Material which investigation will result in clean-up costs having a materially adverse effect on the Borrower and its Consolidated subsidiaries, taken as a whole, and for which Borrower, or such Consolidated Subsidiary is not indemnified.

         4.6 Enforceability of Agreement. The Loan Documents are legal, valid and binding agreements of Borrower and are enforceable against Borrower in accordance with their respective terms, and any other exhibit, instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable in accordance with its terms.

         4.7 Litigation. Except as disclosed in its financial statements, there are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened against or affecting Borrower, or any of its Consolidated Subsidiaries or any of their respective properties, which individually or in the aggregate will materially adversely affect the business, properties or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries, taken as a whole, or impair Borrower's ability to perform the Obligations.

         4.8 Events of Default. No Default or Event of Default has occurred and is continuing or would result from the execution or performance of any Loan Document or the incurring of the Obligations by Borrower. Neither Borrower nor any of its Consolidated Subsidiaries is in violation of, or default under,
     (a) any charter instrument or by-law, or under any loan agreement or (b) any material agreement or instrument to which it is a party or by which it or its properties are bound.

         4.9 Investment Company Act of 1940. Borrower is not an investment company within the meaning of the Investment Company Act of 1940.

         4.10 Financial Information.

              (a) The balance sheets of Borrower dated as of November 30, 1993 and August 31, 1994, and the operating statements for the fiscal periods then ended, (complete and accurate copies of which have been delivered by Borrower to Bank) and all other information and data furnished by Borrower to Bank are complete and correct, and such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the Consolidated financial condition of Borrower on November 30, 1993 and August 31, 1994 and the Consolidated results of their operations for the periods then ended, except in the case of the unaudited interim financial statements for normal year end adjustments and the absence of footnote disclosures.

              (b) Since November 30, 1993, there has not been and Borrower does not know of any development or threatened development (other than general economic conditions) of a nature which may cause any material adverse change in the Consolidated financial condition or operations of Borrower and its Consolidated Subsidiaries, taken as a whole, or sufficient to impair Borrower's ability to repay the Loan and otherwise perform the Obligations in accordance with the terms of the Loan Documents.

         4.11 ERISA. Except as previously disclosed to the Bank, no fact or circumstance, including but not limited to any Reportable Event, exists in connection with any Plan of Borrower, or any of its Consolidated Subsidiaries which would constitute grounds for the termination of any such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and which would result in the termination of a Plan and the incurrence of material liability by the beneficiaries or a trustee under ERISA. For the purposes of this Section 4.11, Borrower, if it is not the Plan administrator, shall be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA.

         4.12 Full Disclosure. To the knowledge of the Borrower, no information, exhibit, memorandum, or report furnished by the Borrower to the Bank in connection with the negotiation of the Loans contains any material misstatement of fact or omits to state any fact necessary to make the statements contained therein not materially misleading.

                                 SECTION 5

                                 Covenants

         Borrower covenants that until all Obligations have been paid in full it will (and will cause its Subsidiaries to), unless otherwise agreed by the Bank:

         5.1 Use of Proceeds. Use Advances solely for the purposes provided for herein.

         5.2 Maintain Existence, Etc. Maintain its existence; maintain in good order its licenses, properties, insurance and books; pay when due taxes, trade accounts and other obligations; comply with law; and generally conduct its affairs in accordance with standard industry practices.

         5.3  Financial Statements, Etc.  During the term of the
     Loans, Borrower shall furnish to the Bank:

              (a) Within sixty (60) days after the end of each fiscal quarter, a balance sheet and operating statement of Borrower prepared on a Consolidated and consolidating basis and in accordance with GAAP consistently applied and accompanied by a Compliance Certificate completed and signed by the chief financial officer of Borrower certifying, among other things, that there exists no Default or Event of Default under the

         Loan Documents or, if a Default or Event of Default exists, stating the nature and status thereof;

              (b) Within one hundred twenty (120) days after the end of each of Borrower's Fiscal Years, a balance sheet and operating statement and statement of cash flows certified by an independent certified public accountant satisfactory to Bank (provided that any "Big Six" accounting firm shall be deemed satisfactory to the Bank); such financial statements to be prepared on a Consolidated basis in accordance with GAAP applied on a basis consistent with prior practice unless otherwise specifically noted thereon, accompanied by (i) unaudited consolidating balance sheets and operating statements of Borrower and each of its Consolidated Subsidiaries, (ii) a detailed letter from the chief financial officer of the Borrower which analyzes the results of operations for the period covered by such financial statements, and (iii) a Compliance Certificate completed and signed by the chief financial officer of Borrower certifying, among other things, that there exists no Default or Event of Default under the Loan Documents or, if a Default or Event of Default exists, stating the nature and status thereof; and

              (c)  As soon as possible, but in any event within ten
         (10) days after the filing with the Securities and Exchange Commission, or any successor thereto, or any state securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations.


         5.4 Adequate Books. Permit representatives of the Bank, at any reasonable time and upon reasonable prior notice, to inspect its properties, to examine its inventory, books, and accounts, and to discuss its finances and affairs with its accountants (and by these provisions Borrower authorizes such accountants to discuss with the Bank the finances and affairs of Borrower).

         5.5 Leverage Ratio. Maintain a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth of not more than
     (a) 3.0 to 1.0 as at the end of each fiscal quarter ending on and after November 30, 1994 through August 31, 1995; and (b) 2.0 to
     1.0 as at November 30, 1995 and as at the end of each fiscal quarter ending thereafter.

         5.6 Current Ratio. Maintain a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 1.50 to 1.00 as at the end of each fiscal quarter.

         5.7 Cash Flow Coverage Ratio. Maintain a Cash Flow Coverage Ratio of not less than (a) 1.15 to 1.00 as at the end of each fiscal quarter ending on and after the date hereof through August

     31, 1995; and (b) 1.30 to 1.00 as at the end of each fiscal quarter ending thereafter.

         5.8 Net Worth. Maintain Consolidated Tangible Net Worth of not less than the sum of (i) $14,000,000, plus (ii) an amount not less than Twenty-Five Percent (25%) of the cumulative reported net profits of the Borrower for all fiscal quarters ending after November 30, 1993, without reduction for any reported net losses incurred during such periods, as at the end of each fiscal quarter ending on or after the date hereof.

         5.9 Hazardous Materials. Indemnify and hold harmless the Bank and its respective officers, employees, agents, consultants and affiliates from and against all losses, costs, damages and expenses (including reasonable attorneys' fees and expenses) any such person may sustain in connection with the use, disposal or release of any Hazardous Material or in connection with the existence of any Hazardous Material on or under any of the properties of Borrower or any of its Subsidiaries.

         5.10 Mergers, Etc. Not permit Borrower to enter into any consolidation, merger, or other combination, or sell, lease, assign, transfer or otherwise dispose of any assets, whether now owned or hereafter acquired, in a single transaction or in a series of transactions, or enter into any sale and leaseback transactions, other than: (a) the sale of inventory in the ordinary course of business; (b) the disposition of property no longer used or useful in the conduct of its business; (c) any merger in which Borrower is the legal surviving corporation, provided no Default or Event of Default then exists or is occasioned thereby; (d) any merger, consolidation or transfer of the business or assets of any Subsidiary of the Borrower to Borrower or to any Consolidated Subsidiary; and (e) the sale and leaseback, sale or other disposition of assets in an amount not in excess of $20,000,000 in any Fiscal Year.

         5.11 Liens. Not create, assume or suffer to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, except Permitted Liens.

         5.12 Notice of Default. Immediately upon the occurrence of any Default or an Event of Default, furnish to the Bank a certificate of Borrower stating the specific nature of the Default or Event of Default, Borrower's intended actions to cure such Default or Event of Default and the time period in which such cure is to occur.

         5.13 Indebtedness. Not create, incur or suffer to exist any Indebtedness for the purpose of refinancing a portion of the Loans, except on such terms and conditions as have been subject to the prior written approval of the Bank.

         5.14 Insurance. Maintain in full force and effect adequate insurance in amounts and against liabilities consistent with sound business practices and with reputable insurers and upon terms acceptable to the Bank.

         5.15 No Material Adverse Change. Not permit any event to occur or condition to exist which has a materially adverse effect upon business, operations, financial condition, properties or prospects of the Borrower or its Consolidated Subsidiaries, taken as a whole.

         5.16 Margin Rules. Not use the Advances in any manner that would violate Regulation G, T, U or X of the Federal Reserve
     Board.


                                 SECTION 6

                             Default and Remedy

         6.1 Events of Default. The occurrence of any of the following events shall be an Event of Default hereunder:

              6.1.1 Nonpayment. Borrower fails to pay when due any installment of principal or interest or any other sum due under the Loan Documents and such failure continues for ten
         (10) Business Days thereafter.

              6.1.2 Representation or Warranty. Any written represen-tation or warranty in any of the Loan Documents proves to have been materially false or misleading in any material respect when made.

              6.1.3 Other Defaults. Borrower fails to perform or observe any of the other covenants or agreements contained in the Loan Documents, and such failure, if capable of being remedied, continues unremedied for a period of thirty (30) days after written notice thereof from the Bank.

              6.1.4 Voluntary Bankruptcy. Borrower or any one or more of its Wholly-Owned Subsidiaries which, in the aggregate, have Twenty-Five Percent (25%) or more of the Consolidated total assets of the Borrower fails to pay or admits in writing its or their inability to pay debts as they come due, or files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law for the relief of, or relating to, debtors, or applies for or consents to a receiver, trustee or custodian for it or a substantial portion of its property, or makes a general assignment for the benefit of creditors.

              6.1.5 Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against Borrower or any one or more of its Wholly-Owned Subsidiaries which, in the aggregate, have Twenty-Five Percent (25%) or more of the Consolidated total assets of the Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of the properties of Borrower or any such Consolidated Subsidiary unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of such filing or appointment.

              6.1.6 Cross Default. Any material breach or default shall have occurred (after giving effect to any applicable cure period or waiver) under any other agreement between Borrower, or any Consolidated Subsidiary and any bank, or under any other material agreement pursuant to which Borrower, or any of its Consolidated Subsidiaries may be obligated in an amount in excess of $1,000,000 as a borrower, guarantor or lessee (including, without limitation, any Indebtedness incurred to refinance any portion of the Loans), if such default consists of the failure by such borrower, guarantor or lessee to pay Indebtedness when due and, following any applicable cure period, permits the holder or any trustee thereof to cause the acceleration of such Indebtedness or the termination of any commitment to lend or permits a lessor to terminate the applicable lease.

              6.1.7 Adverse Judgments. Any one or more judgments or orders for payment of money in an aggregate amount exceeding $1,000,000 shall be rendered against the Borrower and/or any of its Consolidated Subsidiaries and either (a) such judgment or order shall remain unsatisfied and the Borrower and/or its Consolidated Subsidiary shall not have taken action necessary to stay enforcement thereof prior to the expiration of the applicable period of limitations for taking such action or
         (b) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order.

         6.2  Remedy.  If any Event of Default described in Sections
     6.1.4 and 6.1.5 occurs, the Commitment shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Bank. If any other Event of Default occurs, the Bank may terminate the Commitment and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence of an Event of Default, the Bank may immediately proceed to exercise all remedies available to it under the Loan Documents or otherwise under applicable law.


                                 SECTION 7
                               Miscellaneous

         7.1 Notices. Any communications between the parties hereto or notices or requests provided herein to be given may be given by mailing the same, first class postage prepaid, or by telex or electronic transmission to each party at its address set forth on the signature pages hereto (with a copy to each address indicated for notices), or to such other address as any party may in writing hereafter indicate to the other. Notices shall be effective on the date sent by electronic transmission and telex and three (3) Business Days after the date sent by U.S. mail.

         7.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of its rights hereunder without the prior written consent of the Bank.

         7.3 Participation and Assignments. The Bank may participate, sell, transfer or assign its rights and obligations under this Agreement to an entity Affiliate of the Bank without the prior written consent of the Borrower and to any other Person with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, that no prior consent of the Borrower shall be required at any time during which a Default or Event of Default shall have occurred and be continuing. Any participant purchasing such a participation shall have all rights of the Bank pursuant to this Agreement, and the Bank may provide such participant with credit information received by such Bank from Borrower or any Subsidiary which is otherwise publicly available. Borrower agrees that any participant permitted or consented to under this Section 7.3 shall at any time during the pendency of an Event of Default have the right to set off any Obligations not paid when due against any accounts or other assets of Borrower held by, on deposit with, or in the possession of, such participant. The Bank will use its best efforts to cause such participant to grant to Borrower the right to set off, appropriate and apply against that portion of the Obligations then owned by such other participant any monies, securities and other property of Borrower now or hereafter held or received by, or in transit to, such participant in the event such participant becomes involved in any voluntary insolvency, bankruptcy or receivership proceedings, or in any involuntary proceedings of such nature or comes under the management or control of any governmental or private deposit insurer. In no event shall the insolvency, bankruptcy or receivership of a participant grant to Borrower the right of set off against the Bank, including any other participant.

         7.4 Amendments and Waivers. No delay or omission by the Bank to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, modification, amendment, consent or approval relating to the Loan Documents, must be in writing to be effective and must be signed by or on behalf of the Bank.

         7.5 Costs and Expenses. Borrower agrees to pay on demand to the Bank all reasonable costs and expenses incurred by the Bank including, without limitation, reasonable attorneys' and consultants' fees (a) in connection with the enforcement of the Loan Documents or in connection with any proposed refinancing or restructuring of the credit provided in this Agreement, and (b) for all stamp, registration and other duties to which any Loan Document may be subject. Borrower further agrees to pay or to reimburse the Bank upon demand for its reasonable attorneys' fees and other reasonable expenses incurred in connection with preparing, drafting and negotiating any amendments, consents, or waivers hereto requested by Borrower. Borrower shall indemnify the Bank against any and all liabilities and penalties resulting from any delay in payment, or failure to pay, any such duties referenced above upon written notice from the Bank that such amounts have been assessed.

         7.6 Entire Agreement. The Loan Documents integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and the other Loan Documents, the provisions of this Agreement shall control.

         7.7  Governing Law.  This Agreement and all other Loan
     Documents executed in connection herewith shall be governed by and construed in accordance with the laws of the State of Indiana.

         7.8 Section Headings. Section headings are for reference only, and shall not affect the interpretation of meanings of any provision of this Agreement.

         7.9 Severability. The illegality or unenforceability of any provision of any Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions of such Loan Document or any other Loan Document.

         7.10 Indemnity. Borrower hereby agrees to indemnify, protect and hold harmless the Bank and its officers, directors, agents, employees, attorneys and shareholders ("Indemnified Persons") from and against all reasonable costs and expenses (including, without limitation, the reasonable cost of counsel), and all actions, claims (whether made or threatened), suits, liabilities, damages and losses incurred by or imposed on any Indemnified Persons in connection with or as a result of the execution, delivery and performance of the Loan Documents and the use of the proceeds thereunder, provided, however, that such indemnity shall not apply to any action by Borrower against a Bank; and provided, further, that the foregoing provision shall not be deemed to limit the provisions of Section 7.5 hereof. Notwithstanding anything to the contrary in this Section 7.10, Borrower shall not be obligated to indemnify any Indemnified Person for any losses, claims, damages, liabilities and expenses incurred by such Indemnified Person which have finally been determined to have resulted from the gross negligence or willful misconduct on the part of such Indemnified Person. Without limiting the generality of the foregoing, such indemnity shall extend to any and all reasonable costs and expenses whatsoever incurred by the Indemnified Persons (including, without limitation, the reasonable cost of counsel, whether staff counsel or otherwise and whether allocated or out-of-pocket) in connection with investigating, preparing for or defending against or providing evidence, producing documents or taking any action with respect to any such action, claim (whether made or threatened and whether or not such Indemnified Person is a party to such action or claim), suit, liability, damage or loss, whether or not resulting in any liability. The Indemnified Person may select its own legal counsel in connection with any matters indemnified against hereunder. This indemnity shall survive the execution, delivery and consummation of the transactions contemplated by this Agreement. Payment by Borrower in respect to an undisputed claim made by an Indemnified Person pursuant to this Section shall be made within thirty (30) days after demand therefor; otherwise, promptly upon resolution of such dispute.

         7.11 JURY TRIAL WAIVER. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR RISING OUT OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS BETWEEN THEM CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER SHALL THE BANK NOR THE BORROWER SEEK TO CONSOLIDATE, BY COUNTER-CLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS SECTION 7.11 SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANK NOR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date and year first above written.

                                               "BORROWER"
                                    LILLY INDUSTRIES, INC.


     Attest:                        By:        /s/ Roman J. Klusas
                                               Roman J. Klusas,
     /s/ Kenneth L. Mills                      Vice President, Chief
     --------------------------                Financial Officer and
     Kenneth L. Mills,                         Secretary
     Director of Corporate Accounting
     and Assistant Secretary
                                    Address:
                                    733 South West Street
                                    Indianapolis, IN  46225
                                    Attn:  Vice President, Chief
                                        Financial Officer and
                                                   Secretary
                                    Telephone:  (317) 687-6702
                                    Telecopier: (317) 687-6710


                                       "BANK"
                        SOCIETY NATIONAL BANK, INDIANA


                        By:         /s/ Daniel J. Lee
                                    Title: Vice President

                                    Address:
                                    10 West Market Street
                                    Indianapolis, IN 46204
                                    Attn:  Daniel J. Lee
                                    Telephone:  (317)
                                    Telecopier: (317) 464-8050

                                 Schedule 1



          Immaterial leases of furniture, fixtures and equipment.

                                               EXHIBIT A

                           REVOLVING CREDIT NOTE

     $15,000,000.00                          Indianapolis, Indiana
                                             January ____, 1995

          FOR VALUE RECEIVED, on or before July 1, 1996 (subject to acceleration, extension or prepayment), LILLY INDUSTRIES, INC., an Indiana corporation ("Borrower"), hereby promises to pay to the order of SOCIETY NATIONAL BANK, INDIANA, a national banking association (the "Bank"), or its assigns, at the main office of the Bank at Indianapolis, Indiana, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America, the principal sum of Fifteen Million Dollars ($15,000,000), or so much thereof as may be advanced and outstanding from time to time, together with (a) interest on the unpaid principal balance existing from time to time at the rates set forth in Section 2.2 of the Agreement (as hereinafter defined) prior to maturity and while and so long as there exists no uncured Event of Default, and (b) interest after maturity, whether by acceleration or otherwise, or during any period while there exists any uncured Event of Default at a per annum rate equal to two percent (2%) above the otherwise applicable rate.

          Such interest shall be paid on actual daily balances of outstanding principal for the exact number of days such principal remains outstanding and shall be computed on the basis of a three hundred sixty (360) day year. Any change in the rate of interest on any Floating Rate Advance occasioned by a change in the Floating Rate shall be effective on the same day as the change in Floating Rate.

          Principal and interest under this Note shall be payable as follows:

               1. Interest only on the outstanding principal balance shall be due and payable on the first day of each month, commencing on the first day of the month following the initial Advance;

               2. From time to time, the Borrower shall pay installments of principal in an amount sufficient that the outstanding principal balance of this Note shall not exceed the Bank's commitment; and

               3. Unless extended by the Bank or sooner paid by the Borrower, the entire unpaid balance of principal, and all accrued and unpaid interest thereon, shall be due and payable on July 1, 1996.

          If any installment of principal or interest under this Note is payable on a day other than a Business Day, the maturity of such installment shall be extended to the next succeeding
     Business Day, and interest shall be payable during such extension of maturity.

          Subject to the terms of the Agreement, the Borrower may borrow, pay, reborrow and repay the principal amount of this Note at any time and from time to time.

          This Note is referred to in, and is entitled to the benefit of, a certain Revolving Credit Agreement [1995] executed between Borrower and Society National Bank, Indiana of even date (as the same may be amended from time to time, the "Agreement"). Advances under this Note shall be made in accordance with the Agreement. The Agreement, among other things, contains a definition of the capitalized terms used herein and provisions for acceleration of the maturity hereof upon the happening of certain stated events.

          If Borrower fails to make the payment of any installment of principal or interest, as herein provided, when due, or fails in the performance of any of the terms, agreements, covenants or conditions contained in the Agreement beyond any applicable grace period set forth therein, then in any of such events, or at any time thereafter, the entire principal balance of this Note, and all accrued and unpaid interest thereon, irrespective of the maturity date specified herein, together with reasonable attorneys' fees and other costs incurred in collecting or enforcing payment or performance hereof and with interest from the date of the Event of Default on the unpaid principal balance hereof at the default rate hereinabove specified, shall, at the election of the holder hereof, and without relief from valuation and appraisement laws, become immediately due and payable.

          The Borrower and all endorsers, guarantors, sureties, accommodation parties hereof and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest and notice of protest and expressly agree that this Note and any payment coming due under it may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.

          This Note shall be construed according to and governed by the laws of the State of Indiana.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officers as of the date and year first hereinabove written.

                                        LILLY INDUSTRIES, INC.
                                        an Indiana corporation

                                        By:  /s/ Roman J. Klusas
                                             -------------------------

                                             Roman J. Klusas,
                                             Vice President, Chief
                                             Financial Officer and
                                             Secretary
     Attest:

     /s/ Kenneth L. Mills
     ------------------------
     Kenneth L. Mills,
     Director of Corporate Accounting
     and Assistant Secretary

                                   EXHIBIT B

                                   January 27, 1995


     Society National Bank, Indiana
     10 West Market Street
     Indianapolis, Indiana 46204

          Re: Revolving Credit Agreement (1995) of even date between Society National Bank, Indiana (the "Bank") and Lilly Industries, Inc. (the "Borrower") (the "Agreement")


     Gentlemen:

          We have acted as special counsel to the Borrower in connection with the transactions contemplated by the above referenced Agreement. Capitalized terms used herein and not specifically herein defined shall have the meanings ascribed to them in the Agreement.

          In such capacity, and for the purpose of rendering this opinion, we have examined the following:

          (a)  The Agreement;

          (b)  The Revolving Credit Note; and

          (c) Copies, certified by the Secretary of the Corporation, of the corporate proceedings pursuant to which the execution of the Agreement, and the Revolving Credit Note (collectively, the "Loan Documents") were ratified, approved and authorized.

          In arriving at the opinions expressed below, we have examined such other documents and have considered such questions of law, as, in our judgment, have been necessary to enable us to render this opinion. With respect to factual matters material to our opinion, we have, when such facts have not been independently established, relied upon certificates of officers of the Borrower, certificates or other information obtained from governmental authorities and such other information as in our judgment is necessary or appropriate to render the opinions expressed below.

          In rendering the opinions set forth herein we have assumed, with your consent and without any independent inquiry, the following:

            (i) The genuineness of signatures of the persons executing all instruments, documents, certificates, and/or agreements evidenced by or related to the transactions contemplated by the Loan Documents;

           (ii) The authority of the persons executing the Loan Documents and all other instruments, documents, certificates and/or agreements related to the transactions contemplated thereby on behalf of the parties thereto (other than the Borrower);

          (iii) The due authorization by all necessary corporate action of the execution and delivery of the Loan Documents and all instruments, documents, certificates, and/or agreements related to the transactions contemplated thereby on behalf of the parties thereto (other than the Borrower);

           (iv) The authenticity of all documents submitted to us as originals; and

            (v) The conformity to authentic original documents of documents submitted to us as certified, conformed or photostatic copies.

          Based upon the foregoing and subject to the further qualifications and limitations hereinafter set forth, it is our opinion, limited in all respects to the present internal laws of the State of Indiana and the present federal laws of the United States of America, that, insofar as those laws are applicable:

          1. The Borrower is a corporation, duly organized and validly existing under and by virtue of the laws of the State of Indiana. The Borrower has taken all necessary corporate action to authorize the execution and delivery of the Loan Documents.

          2. The Borrower possesses the requisite corporate power to enter into the Loan Documents and to perform its obligations thereunder.

          3. The execution and delivery of the Loan Documents by the Borrower will not violate, breach, contravene, cause a default or result in the imposition of a lien under any provision of the Articles of Incorporation or Bylaws of the Borrower or, to our knowledge, any existing note, bond, mortgage, debenture, indenture, trust, lease, instrument, judgment, order, decree, or other agreement to which the Borrower is a party or by which it or its assets may be bound.

          4. The Loan Documents will, upon due execution and delivery by an authorized officer of the Borrower, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the same may be limited by (i) the United States Bankruptcy Code,
     (ii) any applicable insolvency, reorganization, moratorium or similar laws of the State of Indiana or the United States relating to or affecting the enforcement of creditors' rights generally, (iii) general principles of equity, and (iv) judicial discretion.

          5. To our knowledge, no authorization, consent, approval, registration, license or any form of exemption of any Indiana state or United States federal governmental authority is required in connection with the execution, delivery and performance by the Borrower of its obligations under the Loan Documents.

          6. To our knowledge, (i) no litigation or proceeding of any Indiana state or United States federal governmental authority or any other person is presently pending or threatened against the Borrower, nor (ii) has any claim been asserted against the Borrower, which in the case of (i) or (ii) above seeks to enjoin the transactions contemplated by the Loan Documents.

          Our opinion is subject to the following qualifications:

          A. The enforceability of the Loan Documents may be limited if the Bank should fail to act in good faith or in a commercially reasonable manner in seeking to exercise rights or remedies thereunder.

          B. Whenever our opinion with respect to the existence or absence of facts is qualified by the phase "to our knowledge", it is intended to indicate that during the course of our representation of the Borrower no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. Moreover, we have not undertaken any independent investigation to determine the existence or absence of such facts, and any limited inquiries made by us should not be regarded as such an investigation. Any certificates or representations obtained by us form officers of the Borrower with respect to such opinions have been relied upon without any independent verification.

          C. Whenever we have stated we assumed any matter, it is intended to indicate that we have assumed such matter without making any factual, legal, or other inquiry or investigation, and without expressing any opinion or stating any conclusion of any kind concerning such matter.

          D. This opinion is furnished to you pursuant to the Loan Documents and is not to be used, circulated, quoted or otherwise referred to for any other purpose.

          E. This opinion is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of any changes in law or fact that may hereafter occur or come to our attention, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such change.

                                        Very truly yours,